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                                EXHIBIT 10.05(B)

                              EMPLOYMENT AGREEMENT


     This Contract made between Kevin J. Hunt ("Employee"), whose address is ______________________ and Ralcorp Holdings, Inc., a corporation with its principal place of business at 800 Market Street, St. Louis, Missouri, and its subsidiaries and affiliates ("the Company).

     In consideration of the mutual convenants and promises, hereinafter set forth, the parties hereto agree as follows:

                                    RECITALS

     WHEREAS, Employee is presently employed by the Company as Corporate Vice President and President, Bremner, Inc., and has extensive experience as an executive level manager for the Company, and
     WHEREAS, the Company is presently contemplating a spin-off from its parent company, Ralcorp Holdings, Inc., and a business reorganization and desires to secure Employee's employment for a definite period of time in anticipation of such spin-off and reorganization, and
     WHEREAS, Employee desired to be employed by the Company in the executive capacity described below:
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Company and Employee hereby agree as follows:

                                  SECTION ONE
                                   EMPLOYMENT

     The Company hereby employs Employee as its Corporate Vice President and President, Bremner, Inc. Employee's day to day reporting responsibilities shall be to the Company's Chief




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Executive Officer.  The Company may modify or realign Employee's duties and responsibilities as it deems necessary during the term of this Agreement.

                                  SECTION TWO
                            BEST EFFORTS OF EMPLOYEE

     Employee agrees that he will at all times faithfully and to the best of his ability, experience and talent, perform all of the duties that may be required of or from him pursuant to the express and implicit terms hereof. Employee acknowledges that he is obligated to manage the business of the Company in a sound and business like manner and in conformity with all laws and regulations governing the conduct of the business of the Company including, but not limited to, laws and regulations relating to anti-trust, employment practices, employee health and safety, and environmental matters.

                                 SECTION THREE
                                      TERM

     A. This Employment Agreement is contingent upon the Company's completion of its anticipated spin-off and reorganization. In the event that such spin-off and reorganization does not occur, this Agreement shall be deemed to be null, void and of no effect.
     B. In the event that such spin-off and reorganization is completed, this Agreement shall continue until January 31, 2000 unless otherwise terminated in accordance with the provisions of SECTION SIX hereof. This Agreement may be extended for additional periods upon the mutual written agreement of the parties.

                                  SECTION FOUR
                                  COMPENSATION

     A. Effective the first day of the month following the spin date the Company shall pay Employee a monthly base salary of $11,667, payable on the last day of each month. The base



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salary may be changed by mutual agreement of the parties at any time during the term of this Agreement; provided, however, that until January 31, 2000, Employee's monthly base salary shall not be less than the amount set forth above.
     B. In addition to the base salary set forth in Paragraph A, the Company shall pay Employee an annual bonus of $70,000, payable in October of each year. The bonus may be changed by mutual agreement of the parties at any time during the term of this Agreement; provided, however, that until January 31, 2000, Employee's bonus shall not be less than the amount set forth above.
     C. In addition to the base salary set forth in Paragraph A, Employee shall be provided with an executive level benefit program including stock options and/or stock grants as determined by the Company.

                                  SECTION FIVE
                               CHANGE OF CONTROL

     After the spin-off and reorganization of the Company, Employee and the Company will enter into a Management Continuity Agreement. Such Agreement will be in addition to this Agreement. Prior to the spin-off and reorganization, the Management Continuity Agreement previous entered into by Employee shall control in the event of a change in control involving the Company.

                                  SECTION SIX
                                  TERMINATION

     A. The Company reserves the right to terminate the employment of Employee at any time without cause. However, except as provided in SECTION SIX B below, if such termination occurs prior to January 31, 2000, Employee shall be entitled to his base salary and bonus as set forth in SECTIONS FOUR A and B until January 31, 2000, provided that Employee remains in compliance with the terms and conditions of this Agreement. In addition, any awards previously granted to Employee under the Company's Incentive Stock Plan, including, but not limited to



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any restricted stock awards, stock options or similar incentive stock awards, or benefits, including a Company matching contribution under its Deferred Compensation Plan for Key Employees, shall vest, unless such termination occurs pursuant to SECTION SIX B. During any period of time in which Employee's base salary and bonus is continued pursuant to this SECTION SIX, Employee agrees that he shall make himself available to render consulting services, as requested by the Company, from time to time until such time as he may become employed on a full-time basis elsewhere.
     B. Notwithstanding the other provisions of this Agreement, the Company shall be entitled to terminate this Agreement immediately and without notice if, at any time during this Agreement Employee: (i) refuses without cause to perform his assigned duties, be openly critical in the media of officers or directors of the Company, engage in any conduct which the Board of Directors determines to be inimical to or contrary to the best interests of the Company, be convicted or plead guilty or nolo contendere to any felony or any charge involving illegal drugs or any other crime involving moral turpitude, or otherwise materially breach this Agreement; (ii) becomes incapable by reason of physical or mental disability of performing the essential functions of his position; or (iii) dies. In such case the Company shall only be obligated to pay Employee any base salary due (prorated on a daily basis) to the date of the breach or other occurrence.
     C. In the event Employee voluntarily terminates his employment, Employee shall not be entitled to receive any of the pay or benefits that are provided pursuant to this Agreement, unless such termination is a constructive termination. In the event of such termination, the remaining provisions of this Agreement shall remain effective. A constructive termination is defined as a material change in the Employee's title, responsibilities, office location, compensation or benefit.
     D. In the event that Employee's employment is terminated for any reason, Employee shall not be eligible to participate in any severance pay plan established by the Company for its employees.

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                                 SECTION SEVEN
                                    BENEFITS

     It is agreed that, during the term of this Agreement, Employee shall be eligible for coverage under such pension plan, group health insurance plan, 401(k) plan, vacation, holiday and other employee programs or policies in effect from time to time for salaried employees of the Company, except as provided in SECTION SIX C above. Neither participation in any such plan, program or policy nor continuation of base compensation to Employee pursuant to SECTION SIX A shall be deemed to extend Employee's employment with the Company or his participation in any such plan, program or policy.

                                 SECTION EIGHT
                                CONFIDENTIALITY

     Employee agrees that, in addition to any other limitations contained in this Agreement, regardless of the circumstances of Employee's termination of employment, he will not take, or communicate or disclose to any person, firm, corporation or other entity, any information relating to the Company's customer lists, prices, trade secrets, methods, systems, advertising, or any other confidential knowledge or secrets that Employee might from time to time acquire with respect to the business of the Company or any of its affiliates or subsidiaries, unless Employee obtains written consent of the Company. Employee also specifically acknowledges the continued validity and effect of any Agreement as to Confidentiality and Inventions previously signed by Employee and that the terms of any such agreement are incorporated into this Agreement by this reference.

                                  SECTION NINE
                                NON-COMPETITION

     In the event Employee's employment terminates pursuant to SECTION SIX, Employee will not, for the duration of this Agreement and six months thereafter, for himself, or on behalf of



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any other person, firm, partnership or corporation, engage in the business of selling or marketing or engage in the design, manufacture and/or sale of any item or product handled from time-to-time by the Company; nor will he directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, firm, partnership or corporation, solicit or attempt to solicit the business or patronage of any person, firm or corporation or partnership for the purposes of selling or marketing products manufactured by the Company or other products similar to those manufactured by the Company or perform such other incidental business and service in which the Company currently engages.

                                  SECTION TEN
                                  ARBITRATION

     As additional consideration for this Employment Agreement, Employee agrees that any differences, claims, or matters in dispute arising between the Company and Employee out of or in connection with his employment or the termination of his employment by the Company including, but not limited to the terms and conditions of this Agreement, allegations of wrongful termination, allegations of employment discrimination or allegations of discriminatory or retaliatory discharge under any federal, state or local discrimination law shall be submitted by them to arbitration by the American Arbitration Association, or its successor, and the determination of the American Arbitration Association, or its successor, shall be final and absolute. The arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association, or its successor, and the pertinent provisions of the laws of the State of Missouri relating to arbitration. The decision of the arbitrator may be entered as a judgment in any court of the State of Missouri or elsewhere.

                                 SECTION ELEVEN
                            MISCELLANEOUS PROVISIONS

     A. This Agreement represents the entire agreement between the parties and any prior understandings or representations of any kind preceding the date of this Agreement shall not be




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binding on either party except to the extent incorporated into this Agreement.
This Agreement shall not be altered, amended or modified except in writing signed by the Chief Executive Officer of the Company and by Employee.
     B. This Agreement shall be binding upon and shall inure to the benefit of the assigns, heirs, legatees or personal representatives of Employee and the successors or assigns of the Company.
     C. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Employee, his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of his estate from assigning or transferring any rights hereunder to the person or persons entitled thereunto.
     D. The headings of sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
     E. This Agreement shall be construed according to the laws of the State of Missouri.
     F. No term or condition of the Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a wavier of such term or condition for the future or of any act other than that specifically waived.
     G. If, for any reason, any provision of the Agreement is held invalid, such invalidity shall not affect any other provision of the Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

     The parties have entered into this Employment Agreement based solely upon the terms and conditions set forth herein. THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


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     IN WITNESS WHEREOF, the parties have executed this Agreement on the
_________ day of __________________, 19__.

                                         RALCORP HOLDINGS, INC.




           ____________________________  By:_________________________
           Kevin J. Hunt                   Joe R. Micheletto
                                           Chief Executive Officer